MORTGAGE AND OTHER NOTES PAYABLE
INCLUDING WEIGHTED INTEREST RATES AT JUNE 30, 2004

		100%	Beneficial Interest	Effective Rate	(a)	LIBOR Rate
		6/30/04	6/30/04	6/30/04		Spread	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	Total
Consolidated Fixed Rate Debt:

Beverly Center Great Lakes Crossing MacArthur Center Regency Square Stony Point Fashion Park The Mall at Short Hills Other		347.5 148.5 144.6 80.3 115.0 263.5 20.0	347.5 148.5 137.6 80.3 115.0 263.5 (k) 20.0	5.28% 5.25% 6.83% 6.75% 6.24% 6.70% 13.00%	(b)		1.1 1.2 0.5 0.5 1.7 0.0	2.2 2.4 1.0 1.3 3.5 0.0	3.9 2.3 2.6 1.1 1.4 3.7 0.0	4.8 2.5 2.7 1.1 1.5 4.0 0.0	5.0 2.6 2.8 1.2 1.5 4.2 0.0	5.4 2.7 3.0 1.3 1.6 246.4 20.0	5.7 2.9 122.9 1.4 1.8	6.0 3.0 72.7 1.9	6.3 3.2 2.0	6.6 126.0 2.1	303.8 99.5	347.5 148.5 137.6 80.3 115.0 263.5 20.0

Total Consolidated Fixed Weighted Rate Consolidated Floating Rate Debt: Dolphin Mall Oyster Bay The Mall at Wellington Green The Shops at Willow Bend The Shops at Willow Bend Taubman Realty Group Taubman Realty Group		1,119.4 6.15% 144.5 35.9 140.0 98.7 49.4 13.4 0.0	1,112.4 6.15% 144.5 35.9 126.0 98.7 49.4 13.4 0.0	4.06% 3.34% 5.18% 2.74% 4.99% 2.44% 0.00%	(c) (e) (f) (g) (h) (i)	2.15% 2.00% 1.50% 1.50% 3.75% 0.90%	4.9 6.38% 1.0 0.7 0.4 13.4 0.0	10.4 6.37% 2.2 35.9 1.6 0.8	14.9 6.09% 141.3 (d) 96.4 48.2	16.5 6.05% 126.0	17.4 6.06%	280.5 7.11%	134.6 6.72%	83.6 6.58%	11.4 5.44%	134.8 5.27%	403.3 5.52%	1,112.4 144.5 35.9 126.0 98.7 49.4 13.4 0.0

Total Consolidated Floating Weighted Rate Total Consolidated Weighted Rate		481.9 3.92% 1,601.2 5.48%	467.9 4.08% 1,580.2 5.54%				15.5 2.62% 20.4 3.52%	40.4 3.39% 50.8 4.00%	285.9 3.77% 300.8 3.89%	126.0 5.18% 142.5 5.28%	17.4 6.06%	280.5 7.11%	134.6 6.72%	83.6 6.58%	11.4 5.44%	134.8 5.27%	403.3 5.52%	467.9 1,580.2

Joint Ventures Fixed Rate Debt:

Arizona Mills Cherry Creek Fair Oaks International Plaza Mall at Millenia Sunvalley Westfarms Mall	50.00% 50.00% 50.00% 26.49% 50.00% 50.00% 78.94%	141.6 177.0 140.0 (l) 187.5 210.0 132.6 205.4	70.8 88.5 70.0 49.7 105.0 66.3 162.2	7.90% 7.68% 6.60% 4.21% 5.46% 5.67% 6.10%			0.3 0.5 0.4 0.4 1.0	0.8 1.3 0.9 0.9 2.1	0.8 86.7 0.9 1.0 2.3	0.9 1.0 1.0 2.4	0.9 70.0 46.4 0.9 1.1 2.6	1.0 1.4 1.2 2.7	66.0 1.5 1.2 2.9	1.6 1.3 3.1	1.6 58.2 142.9	98.1		70.8 88.5 70.0 49.7 105.0 66.3 162.2

Total Joint Venture Fixed Weighted Rate Joint Ventures Floating Rate Debt: Stamford Town Center Other	50.00%	1,194.1 6.15% 76.0 3.9	612.4 6.28% 38.0 2.1	2.04% 3.40%	(j)	0.80%	2.7 6.24% 38.0 0.4	6.0 6.30% 0.7	91.8 7.59% 0.6	5.3 5.96% 0.4	121.9 5.67% 0.0	6.3 6.17%	71.7 7.73%	6.0 5.84%	202.7 5.97%	98.1 5.46%		612.4 38.0 2.1

Total Joint Venture Floating Weighted Rate Total Joint Venture Weighted Rate		79.9 2.11% 1,274.0 5.89%	40.1 2.11% 652.5 6.03%				38.4 2.05% 41.1 2.33%	0.7 3.40% 6.6 6.02%	0.6 3.40% 92.4 7.56%	0.4 3.40% 5.7 5.79%	0.0 3.40% 121.9 5.67%	6.3 6.17%	71.7 7.73%	6.0 5.84%	202.7 5.97%	98.1 5.46%		40.1 652.5

TRG Beneficial Interest Totals Fixed Rate Debt Floating Rate Debt Total		2,313.5 6.15% 561.7 3.66% 2,875.3 5.66%	1,724.8 6.20% 507.9 3.92% 2,232.7 5.68% Average Maturity				7.6 6.33% 53.9 2.22% 61.5 2.72% 6.82 ====	16.4 6.35% 41.1 3.39% 57.4 4.23%	106.7 7.38% 286.5 3.77% 393.2 4.75%	21.9 6.03% 126.4 5.18% 148.3 5.30%	139.3 5.72% 0.0 3.40% 139.3 5.72%	286.8 7.09% 286.8 7.09%	206.3 7.07% 206.3 7.07%	89.6 6.53% 89.6 6.53%	214.1 5.94% 214.1 5.94%	232.9 5.35% 232.9 5.35%	403.3 5.52% 403.3 5.52%	1,724.8 507.9 2,232.7

(a)	Includes the impact of interest rate swaps but does not include effect of amortization of debt issuance costs, losses on settlement of derivatives used to hedge the refinancing of certain fixed rate debt, or interest rate cap premiums.
(b)	Debt includes $4.7 million of purchase accounting premium from acquisition which reduces the stated rate on the debt of 7.59% to an effective rate of 6.83%.
(c)	$120 million of this debt is swapped to 2.05% plus spread to October 2004. The remaining debt is floating month to month at LIBOR plus spread. $24.5 million of this debt is capped at 7% plus spread to September 2004. The notional amount of the cap increases to $144 million in September 2004 and amortizes at the same rate as debt to February 2006.
(d)	If construction commences prior to 12/31/05,the maturity date is automatically extended from 12/31/05 to three years from the commencement of construction.
(e)	$100 million of this debt is swapped to 4.35% plus spread to October 2004, and to 5.25% plus spread from October 2004 to May 2005. The remainder is floating month to month at LIBOR plus spread.
(f)	LIBOR rate is floating month to month. $98.0 million of this debt is capped at 4.6% plus spread to July 2006.
(g)	LIBOR rate is floating month to month. $49.0 million of this debt is capped at 5.75% plus spread to July 2006.
(h)	Rate floats daily.
(i)	LIBOR rate floats month to month.
(j)	LIBOR rate is floating month to month. This debt is capped at 8.2% plus spread to August 2004.
(k)	Loan was repaid on 7/1/04.
(l)	On July 1, 2004, an additional 23.6% interest was acquired, increasing the ownership interest and beneficial interest in debt to 50.1%.